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                                                                    Exhibit 5.01


                                                      April 3, 1998



AT&T Corp.
32 Avenue of the Americas
New York, New York  10013

Dear Sirs:

     With reference to the registration statement on Form S-4 (the "Registration Statement") that AT&T Corp. (the "Company") proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the 192,644,565 shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), to be issued pursuant to the Agreement and Plan of Merger, dated as of January 8, 1998, by and among the Company, Teleport Communications Group Inc. and TA Merger Corp., I am of the opinion that:

     1. the Company is a duly organized and validly existing corporation under the laws of the State of New York;

     2. the issuance of the Common Stock has been duly authorized by appropriate corporate action of the Company; and

     3. when the Common Stock has been issued and delivered pursuant to a sale in the manner described in the Registration Statement, such Common Stock will be validly issued, fully paid and non-assessable.

     In giving the foregoing opinion, I have relied as to matters of the laws of the State of New York on an opinion of Robert S. Feit, General Attorney, AT&T Corp., to the undersigned and the Company, dated as of the date hereof.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement. I also consent to the making of the statement with respect to me in the related prospectus under the heading "Legal Opinions".

                                       Very truly yours,

                                       /s/ Marilyn J. Wasser

                                       Marilyn J. Wasser
                                       Vice President - Law and Secretary